United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06830 Tel: 203-622-3131 Fax: 203-622-6080 unitedrentals.com
United Rentals, Inc.

UNITED RENTALS BOARD DETERMINES JOHN MILNE, PRESIDENT AND CFO, FAILED TO PERFORM DUTIES

COMPANY PROVIDES UPDATE ON ACCOUNTING MATTERS

COMPANY AFFIRMS FULL YEAR 2005 EPS EXPECTATIONS OF $1.60 TO $1.70

GREENWICH, Conn. - July 14, 2005 - United Rentals, Inc. (NYSE: URI) today announced that its board of directors determined that John Milne, the company’s president and CFO, failed to perform his duties and this failure would constitute cause for termination if not cured in accordance with his employment agreement. This action was taken on the recommendation of the special committee of the board reviewing matters relating to the previously disclosed SEC inquiry of the company, after Mr. Milne informed the committee he was not willing at this time to respond to the committee’s questions. The board notified Mr. Milne that, to the extent his failure of performance may be curable, he would be afforded the thirty-day cure period provided by his employment agreement.

The company also provided an update on the special committee’s review. In addition, the company provided updates on the previously disclosed self-insurance reserve review and income tax restatement.

The company also affirmed previous diluted earnings per share expectations for full year 2005 of $1.60 to $1.70.

Update on Special Committee Review Relating to SEC Inquiry

In the years 2000, 2001, and 2002, the company was party to several short-term, equipment sale-leaseback transactions that resulted in the company reporting aggregate gross profit from these transactions of $12.5 million, $20.2 million and $1.5 million in those respective years. Although no final conclusion has been reached, the special committee has developed information that suggests the accounting for at least some of these transactions was incorrect.  The special committee is continuing to review these transactions as part of its broader review relating to the SEC inquiry. As previously disclosed, the SEC inquiry appears to relate to a broad range of the company’s accounting practices and is not confined to a specific period or the matters discussed in this release.

Update on Other Matters

Self-Insurance Reserve Restatement Expected

As previously announced, the company is reviewing its self-insurance reserve recorded in 2004 and prior years. The company retained an independent actuary to assist with this matter. Based on work completed to date, the company has concluded that, although the reserve level at year-end 2004 is appropriate, a portion of the reserve recorded in 2003 and 2004 should have been recorded in prior periods. As a result, the expense associated with the self-insurance reserve was too high in 2003 and 2004 and too low in 2002 and prior years.

The company is presently quantifying by reporting period the financial restatement necessary. When this review is completed, the company expects to restate its financial statements for 2000 through 2003 and the first nine months of 2004 to correct the expense associated with the self-insurance reserve. This restatement will have a positive impact on pre-tax results for 2003 and 2004 and a negative impact on pre-tax results for prior years.

As previously announced, in the third quarter of 2004 the company identified a material weakness relating partially to its self-insurance reserve estimation and evaluation process. Self-insurance reserves reflect the company’s estimate of the liability associated with workers’ compensation claims and claims by third parties for damage or injury caused by the company. The company subsequently retained an independent actuary to assist in reviewing its historical reserve levels. The company has determined that deficiencies relating to its self-insurance reserve estimation process represented a material weakness in the company’s internal control over financial reporting at December 31, 2004. The company believes that it has taken adequate measures to remedy this weakness.

Update on Previously Announced Income Tax Restatement

The company announced in March 2005 that it expected to restate its financial statements for years prior to 2004 to correct the provision for income taxes. The company’s initial estimate was that this restatement would decrease the provision for income taxes by a total of approximately $25 million for years prior to 2004. Subsequently, the company determined that additional analysis is required to quantify the restatement for periods prior to 2004. Accordingly, the company is withdrawing its prior estimates relating to this matter. The company continues to believe the restatement is likely to decrease aggregate income tax expense for periods prior to 2004, although the expense in particular periods could increase. Further analysis is required to confirm this conclusion.

The company believes that this restatement will not impact 2004.

Caution on Historical Financial Statements

In view of the expected restatements for income tax and self insurance, as well as the matters discussed above relating to certain sale-leaseback transactions, investors are cautioned not to rely on the company’s historical financial statements.

Comments from Wayland Hicks, Chief Executive Officer

Wayland Hicks, chief executive officer, said, “The board and management are committed to ensuring full cooperation with the board’s special committee and the SEC inquiry. We are working to resolve outstanding issues and file our financial statements as soon as possible.

“While we address these challenges, we remain focused on driving revenue growth, improving our margins and increasing our return on capital, as we continue to benefit from favorable business conditions. Our full year 2005 outlook continues to be for total revenues of $3.4 billion, diluted earnings per share of $1.60 to $1.70 and free cash flow of at least $200 million.”

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of more than 730 rental locations in 48 states, 10 Canadian provinces and Mexico. The company's 12,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of $3.7 billion. United Rentals is a member of the Standard & Poor's MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at www.unitedrentals.com.

Certain statements made by the company are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "plans," "intends," "projects," "forecasts," "may," "will," "should," "on track" or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy or outlook. The company's business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the company's products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the company may not have access to capital that it may require, (4) any companies that United Rentals acquires could have undiscovered liabilities and may be difficult to integrate, (5) rates may increase less than anticipated or costs may increase more than anticipated, (6) the audit of the company's 2004 results has not yet been completed and, accordingly, previously announced data for 2004 are subject to change, (7) the evaluation and testing of the company's internal controls over financial reporting have not yet been completed and additional material weaknesses may be identified, (8) the company may incur significant expenses in connection with the SEC inquiry of the company and the class action lawsuits and derivative actions that were filed in light of the SEC inquiry, (9) there can be no assurance that the outcome of the SEC inquiry or internal review will not require changes in the company's accounting policies and practices, restatement of financial statements, revisions of preliminary results or guidance, and/or otherwise be adverse to the company, (10) the company may be unable to deliver financial statements or make SEC filings within the time-period required by its lenders, (11) security holders may elect to declare an event of default under various indentures based on the company's delay in filing SEC reports, (12) consents or waivers from lenders may not be obtained or may be costly to obtain and (13) the estimated impact of expected restatements is preliminary and may change based upon additional analysis by the company or its auditors. Certain of these risks and uncertainties, as well as others, are discussed in greater detail in the company's filings with the SEC. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any statement is made.

Contact:
Chuck Wessendorf
VP, Investor Relations and Corporate Communications
United Rentals, Inc.
(203) 618-7318
cwessendorf@ur.com